Exhibit 10.1

PRODUCT DEVELOPMENT & MARKETING AGREEMENT

This Product Development and Marketing Agreement (the "Agreement") is entered into and made effective as of March 1, 2012 and is by and between F.I.T.T. Energy Products, Inc., a Nevada corporation (the "Company") and Rand Scott M.D. (the "Consultant"). The Company and the Consultant shall be referred to herein as the "Parties".

RECITALS

WHEREAS, the Company is marketing and selling one two-ounce energy shot developed by a third party, two two-ounce energy shots it has developed on its own, and one two-ounce shot for erectile dysfunction which it has also developed. The names of the four two-ounce shots (the "Products") are:

•	F.I.T.T. Energy for Life (formerly F.l.T.T. Energy With Resveratrol)
•	F.I.T.T. Energy Extreme for Life
•	F.1.T.T. Energy Rx for Life
•	ProLong Sx; and

WHEREAS, Consultant has extensive experience in understanding the use and benefits of medicinal ingredients and herbal products and their associated marketing; and

WHEREAS, Consultant was instrumental in developing the chemistry contained in each of the Products, and;

WHEREAS, the Parties desire to combine their efforts in developing new products and identifying outlets for the sale of the Products.

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. CONSULTING SERVICES

Attached hereto as Exhibit A and incorporated herein by this reference is a description of the services to be provided by the Consultant hereunder (the "Consulting Services") with respect to the Products. In the event Consultant is instrumental in developing the chemistry for additional products for the Company not specified above, those additional products shall be added to the defintion of Products. Consultant hereby agrees to utilize his best efforts in performing the Consulting Services, however, Consultant makes no warranties, representations, or guarantees regarding any corporate strategies attempted by the Company or the eventual effectiveness of the Consulting Services.

2. TERM OF AGREEMENT

The Term of this Agreement shall initially commence upon the date first set forth above and terminate 24 months thereafter (the "Initial Term"). At the expiration of the Initial Term, unless sooner terminated, the Agreement shall automatically renew for successive one-year periods. Either Party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other Party.

3. TIME DEVOTED BY CONSULTANT

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It is anticipated that the Consultant shall spend as much time as deemed necessary by the Consultant in order to perform the obligations of Consultant hereunder. The Company understands that this amount of time may vary and that the Consultant may perform Consulting Services for other companies or in the operation of his existing medical practice.

4. PLACE WHERE SERVICES WILL BE PERFORMED

The Consultant will perform most Consulting Services in accordance with this Agreement at Consultant's offices. In addition, the Consultant will perform Consulting Services on the telephone and at such other place(s) as necessary to perform these services in accordance with this Agreement.

5. INDEPENDENT CONTRACTOR

Both Company and Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venturer, agent, officer or employee of Company.

6. COMPENSATION TO CONSULTANT

The Consultant's compensation for the Consulting Services shall be as set forth in Exhibit B attached hereto and incorporated herein by this reference. The Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the Consultant's performance of services and receipt of fees under this Agreement. The Consultant will be reimbursed for any expenses occurred in the normal course of providing the described consulting services. Because the Consultant is an independent contractor, the Company will not withhold or make payments for social security; provide consulting contract insurance or disability insurance contributions; or obtain worker's compensation insurance on the Consultant's behalf. The Conultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to the Consultant under this Agreement. The Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest.

7. COMPANY SHARES

Consultant was previously issued 4,250,000 share of the Company's common stock. The Company is currently in the process of raising capital of$1,000,000 under a Bridge Loan. Each investment of $25,000 under the Bridge Loan also includes issuance by the Company of 137,500 shares of the Company's common stock ("Bridge Shares"). In order to avoid dilution to new investors, the Bridge Shares are to be taken from shares owned by Insiders in proportion to their ownership interests. To date, $100,000 has been raised under the Bridge Loan and 550,000 shares are issuable. Consultant agrees that he is considered an Insider with respect to issuance of all issuable Bridge Shares and if the entire

$1,000,000 is raised, each of the Insiders will experience a dilution in their owned shares of approximately 11.1%.

8. CONFIDENTIAL INFORMATION

The Consultant and the Company acknowledge that each will have access to proprietary information regarding the business operations of the other and agree to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the non-disclosing Parties prior written consent. It is hereby agreed that from time to time Consultant and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

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9. INDEMNIFICATION

Each Party (the "Indemnifying Party") agrees to indemnify, defend, and hold harmless the other Party (the "Indemnified Party") from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement; including breach of the Indemnifying Party of this Agreement. The Indemnifying Party shall not he liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

The Indemnified Party shall promptly notify the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party's indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense. If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

The rights and obligations of the Parties under this Article shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

10. COVENANTS OF CONSULTANT

Consultant covenants and agrees with the Company that, in performing Consulting Services under this Agreement, Consultant will:

(a) Comply with all federal and state laws;

(b) Not make any representations other than those authorized by the Company; and

(c) Not publish, circulate or otherwise use any materials or documents other than materials provided by or otherwise approved by the Company.

11. MISCELLANEOUS

(a) This Agreement shall be constructed and interpreted in accordance with and governed by the laws of the State of California.

(b) The Parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

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(c) If either Party to this Agreement brings an action on this Agreement, the prevailing Party shall be entitled to reasonable expenses therefore, including, but not limited to, attorneys' fees and expenses and court costs.

(d) This Agreement shall inure to the benefit of the Parties hereto, their administrators and successors in interest. This Agreement shall not be assignable by either Party hereto without the prior written consent of the other.

(e) This Agreement contains the entire understanding of the Parties and supersedes all prior agreements between them.

(f) No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

(g) If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY:	CONSULTANT:

F.I.T.T. ENERGY PRODUCTS, INC.	Rand Scott M.D.
a Nevada corporation	an Individual

/s/ Michael R. Dunn	/s/ Rand Scott
By: Michael R. Dunn	By: Rand Scott M.D.
Its: Chief Executive Officer

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EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

The Consulting Services shall include, but not be limited to, the following marketing services and product development and support services, pursuant to the terms of this Agreement:

Product Development

•	Work with the Company's CEO in identifying potential new products which could be formulated as the Company develops Brand recognition
•	Research potential new ingredients for the Products and collaborate with the Company's CEO on targeting customer demographics with new ingredients
•	Assist in developing corporate incentive programs to stimulate business and relationship marketing
•	Assist in the creation of ongoing and consistent merchandising programs

Marketing

•	Identify potential sales outlets for marketing the Products
•	Research potential competing products with similar ingredients
•	Research medical articles which can provide basis for the use of certain ingredients in the Company's proprietary formula (note that Consultant will bear no liability for the use or interpretation of such articles on the Company's website or in marketing materials)
•	Appear on a video explaining the benefits of the Products substantiated by independent medical articles supporting the benefits of the formulated ingredients.

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EXHIBIT B

TERMS OF COMPENSATION

The Consultant's compensation hereunder shall be as follows:

1. ROYALTY. Company will pay Consultant a royalty equal to two cents for every bottle of the Products that are sold (the "Royalty"). The Royalty shall not be paid on bottles provided as samples, tastings or other promotional programs events. In addition, in the event the Company has to dispose of any of the Products at a sel1ing price less than 75% of its normal selling price (for example when the Products are approaching their expiration), Consultant agrees to negotiate in good faith a reduced Royalty for those sales. In the event this Agreement is terminated for any reason, Consultant will continue to be paid the Royalty payments for a period of 36 months from the date of termination of the Agreement.

2. CHANGE IN CONTROL. In the event there is a sale, merger or transfer of at least 51% of the issued and outstanding stock of the Company in a single transaction or a sale of substantially all of its assets ("Change in Control"), then this Agreement shall be transferred in its entirety and continue to be in full force and effect.

3. EXPENSES. Consultant shall be reimbursed for all out-of-pocket expenses upon submission of receipts or accounting to the Company, including, but not limited to, all travel expenses, research material and charges, computer charges, long-distance telephone charges, facsimile costs, copy charges, messenger services, mail expenses and such other Company related charges as may occur exclusively in relation to the Company's business as substantiated by documentation. Any expenditure above $500 will require oral or written pre-approval by the Company.

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